Exhibit 99.1

Eric Bolton Joins Ryman Hospitality Board of Directors

NASHVILLE, Tenn. (August 7, 2025) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”), a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and entertainment experiences, announced that veteran REIT executive Eric Bolton has been appointed to its Board of Directors (the “Board”), effective today.

“We are pleased to welcome Eric to our Board, who, for more than 20 years, led Mid-America Apartment Communities, Inc. (NYSE: MAA) (“MAA”), a leading residential real estate investment trust that owns and operates apartment communities,” said Colin Reed, Executive Chairman of Ryman Hospitality Properties. “His disciplined approach to scaling MAA and his proven track record for navigating challenging economic cycles align closely with our management philosophy. I am confident his insights will be valuable to our team as our portfolio continues to grow.”

Mr. Bolton has served as Executive Chairman of the Board of Directors of MAA since April 2025. From October 2001 to March 31, 2025, he served as CEO of MAA. Mr. Bolton continues to serve as Chairman of the Board of MAA, a position he has held since September 2002. Mr. Bolton obtained his B.B.A. from the University of Memphis and his MBA from the University of North Texas. Mr. Bolton also serves on the Board of Directors of EastGroup Properties (NYSE: EGP). He is a member of the Advisory Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

In connection with Mr. Bolton’s appointment to the Board, the size of the Board will increase from nine (9) directors to ten (10) directors, effective as of today. Prior to his appointment, the Board was comprised of:

●	Rachna Bhasin, Founder/CEO, EQ Partners

●	Alvin Bowles Jr., Partner, AlphaAI

●	Mark Fioravanti, President & Chief Executive Officer, Ryman Hospitality Properties, Inc.

●	William E. Haslam, Private Investor and Former Governor of Tennessee

●	Erin Helgren, Chief Executive Officer of OfficeSpace Software Inc.

●	Christine Pantoya, Chief Revenue Officer, Kiswe Mobile Inc.

●	Robert Prather Jr., President & CEO, Heartland Media, LLC

●	Colin Reed, Executive Chairman, Ryman Hospitality Properties, Inc.

●	Michael Roth, Former Chairman and CEO, The Interpublic Group of Companies, Inc.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and entertainment experiences. The Company’s holdings include Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, five of the top seven largest non-gaming convention center hotels in the United States based on total indoor meeting space. The Company also owns the JW Marriott Phoenix Desert Ridge Resort & Spa and JW Marriott San Antonio Hill Country Resort & Spa as well as two ancillary hotels adjacent to our Gaylord Hotels properties. The Company’s hotel portfolio is managed by Marriott International and includes a combined total of 12,364 rooms as well as more than 3 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. RHP also owns an approximate 70% controlling ownership interest in Opry Entertainment Group (“OEG”), which is composed of entities owning a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium; WSM 650 AM; Ole Red; Category 10; Nashville-area attractions; Block 21, a mixed-use entertainment, lodging, office and retail complex, including the W Austin Hotel and the ACL Live at the Moody Theater, located in downtown Austin, Texas; and a majority interest in Southern Entertainment, a leading festival and events business. RHP operates OEG as its Entertainment segment in a taxable REIT subsidiary, and its results are consolidated in the Company’s financial results.

Investor Relations Contacts:	Media Contact:

Mark Fioravanti, President and Chief Executive Officer

(615) 316-6588

mfioravanti@rymanhp.com

Jennifer Hutcheson, Chief Financial Officer

(615) 316-6320

jhutcheson@rymanhp.com

Sarah Martin, Vice President, Investor Relations

(615) 316-6011

sarah.martin@rymanhp.com

Shannon Sullivan, Vice President, Corporate and Brand Communications (615) 316-6725 ssullivan@rymanhp.com